Media:	Investor Relations:
Paul Forzisi	David K. Waldman / Klea K. Theoharis
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020

FOR IMMEDIATE RELEASE

TXP Appoints David P. McNeil to Board of Directors

RICHARDSON, TEXAS - October 25, 2007 - TXP Corporation (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the telecommunications industry, today announced that David P. McNeil has been appointed to the company’s board of directors. Mr. McNeil replaces Eric Miscoll, who has resigned from the company’s board of directors but will remain with the company in his current role of Vice President. Mr. McNeil’s appointment increases the number of independent board members to 3, while total board members will remain at 5.

From 1997 to the present, Mr. McNeil has served as Vice President, Executive Vice President, and most recently President of Shafer Property Company, a commercial real estate development firm based in Dallas, Texas, where he has been responsible for site selection, acquisitions, feasibility, capitalization and construction of numerous commercial real estate projects primarily located in Texas, Arkansas and Colorado. In addition, while at Shafer Property Company, Mr. McNeil arranged for traditional debt financings as well as private equity investments for projects. From 1991 to 1996 Mr. McNeil served as a sales and leasing rep in the real estate department of Wal-Mart Stores, Inc., where he disposed of excess and non-performing real estate assets. Mr. McNeil received a Bachelor of Arts degree in Finance from the University of Arkansas in 1990.

Michael C. Shores, TXP President and CEO, stated, "We are delighted that David McNeil has agreed to join our board, as he brings very strong financial and operational experience that will be beneficial as we advance our strategy to become a leading ODM for the telecommunications industry. Moreover, he will add an independent voice to our board as we plan for the next stage of our growth. We appreciate the hard work and dedication of Eric Miscoll and look forward to his continued contributions as a member of our senior management team.”

About TXP

TXP Corporation is an Original Design Manufacturer (ODM) for the telecommunications industry. Based in Richardson, Texas, TXP has three primary business units: TXP-Texas Prototypes, TXP-Retrofit Solutions, and TXP-ONT Solutions. TXP-Texas Prototypes provides pre-manufacturing services for the electronics industry that help original equipment manufacturers (OEMs) bring products to market both faster and more cost effectively. TXP-Retrofit Solutions provides custom engineering kits to enable ILEC’s (Incumbent Local Exchange Carriers) to upgrade their local access service delivery infrastructure at minimum cost and time. TXP’s retrofit kits enable a wide range of next generation telecom platforms to easily fit into the variety of remote cabinets that have been broadly deployed by ILEC’s over the last 30 years. TXP-ONT Solutions comprises the former Siemens’ Optical Network Terminal (ONT) development team hired in late 2006. This group develops and markets via an ODM model the iPhotonics family of ONT products to both OEMs and ILECs to be private-label branded. The ONT technology terminates the passive optical network at the home or business location, and enables integrated voice, video and high-speed internet access. For more information visit: www.txpcorporation.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.

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